Filed Pursuant to Rule 424(b)(4)
Registration No. 333-222857

PROSPECTUS

MicroVision, Inc.

14,400,000 Shares of Common Stock

We are offering 14,400,000 shares of our common stock. We have granted the underwriters a 30-day option to purchase up to 2,160,000 additional shares of our common stock to cover over-allotments, if any.

Our shares are traded on the Nasdaq Global Market under the symbol “MVIS.” On June 11, 2018, the last sale price of our common stock as reported on the Nasdaq Global Market was $1.29 per share.

Investing in our securities involves a high degree of risk. Please see the sections entitled “Risk Factors” on page 5 of this prospectus, as well as in our periodic reports filed with the Securities and Exchange Commission and incorporated by reference herein, for a discussion of important risks that you should consider before making an investment decision.

	Per Share	Total
Public offering price	$1.25	$18,000,000
Underwriting discount(1)	$0.078125	$1,125,000
Proceeds, before expenses, to us	$1.171875	$16,875,000

(1)	See “Underwriting” on page 8 of this prospectus for a description of the compensation payable to the underwriters.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares offered hereby is expected to be made on or about June 14, 2018.

Sole Book-Running Manager

Ladenburg Thalmann

Co-Managers

H.C. Wainwright & Co.	Northland Capital Markets

The date of this prospectus is June 12, 2018.

You should rely only on the information contained in or incorporated by reference into this prospectus (as supplemented and amended). We have not, and the underwriters have not, authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date other than its date regardless of the time of delivery of the prospectus or any sale of our common stock.

We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described under the heading “Information Incorporated by Reference,” before deciding whether to invest in any of the common stock being offered.

All references in this prospectus to “MicroVision,” “the Company,” “we,” “us” or “our” mean MicroVision, Inc., unless we state otherwise or the context otherwise requires.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information and our consolidated financial statements and related notes thereto appearing elsewhere or incorporated by reference in this prospectus. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the risk factors and the financial statements and related notes included or incorporated by reference in this prospectus.

Our Company

Overview

MicroVision, Inc. is a pioneer in laser beam scanning (LBS) technology that we market under our brand name PicoP®. We have developed our proprietary PicoP® scanning technology that can be adopted by our customers to create high-resolution miniature projection and three-dimensional sensing and image capture solutions. PicoP® scanning technology is based on our patented expertise in micro-electrical mechanical systems (MEMS), laser diodes, opto-mechanics, and electronics and how those elements are packaged into a small form factor, low power scanning engine that can display, interact and sense, depending on the needs of the application. For display, the engine can project a high-quality image on any surface for use in pico projection and augmented or virtual reality. For sensing, we use infrared (IR) lasers to capture three-dimensional data in the form of a point cloud. Interactivity uses the 3D sensing function and the display function to project an image that the user could then interact with as one would a touch screen.

Our strategy includes selling LBS engines to original design manufacturers (ODMs) and original equipment manufacturers (OEMs). We plan to offer three scanning engines to support a wide array of applications: a small form factor display engine for consumer products, an interactive scanning engine for smart Internet of Things (IoT) products, and a light detection and ranging (LiDAR) engine for consumer electronic applications. We also are developing LiDAR for automotive collision avoidance systems.

In addition to selling modules, we have licensed our patented PicoP® scanning technology to other companies for incorporation into their scanning engines for projection. We sell our licensees key components needed to produce their laser scanning engines and/or license our technology in exchange for a royalty fee for each scanning engine they sell. Companies to whom we license our PicoP® scanning technology are typically ODMs or OEMs who are in the business of making components or products ready for sale to end users. To date, we have primarily focused on the consumer electronics market, however, we believe that our LBS technology creates a platform that could support multiple applications and markets including medical, industrial and automotive.

While we are optimistic about our technology and the potential for future revenues, we have incurred substantial losses since inception and we expect to incur a significant loss during the fiscal year ending December 31, 2018.

Recent Developments

In May 2018, we signed a five-year license agreement with a customer granting them exclusive license to our LBS technology for display-only applications. As part of the agreement, we will receive $10 million in license fees in 2018. An initial payment of $5 million is scheduled to be paid in June 2018, and a second payment of $5 million is scheduled to be paid in October 2018. The contract includes requirements that must be met in order to maintain exclusivity. In addition to the up-front license fees, we expect payments for non-recurring engineering expenses associated with process and product transfer and qualification milestones, and component sales.

Corporate Information

We were founded in 1993 as a Washington corporation and reincorporated in 2003 under the laws of the State of Delaware. Our principal office is located at 6244 185th Ave NE, Suite 100, Redmond, WA 98052 and our telephone number is 425-936-6847. We maintain a website at www.microvision.com, where general information about us is available. We do not incorporate the information on our website into this prospectus and you should not consider it part of this prospectus.

The Offering

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Common stock offered by us	14,400,000 shares (16,560,000 shares if the underwriters’ over-allotment option is exercised in full).

Common stock to be outstanding immediately after this offering(1)	93,013,343 shares (95,173,343 shares if the underwriters’ over-allotment option is exercised in full).

Option to purchase additional shares	We have granted a 30-day option to the underwriters to purchase up to a total of 2,160,000 additional shares of our common stock from us at the public offering price, less the underwriting discount payable by us, to cover over-allotments, if any.

Nasdaq Global Market symbol	MVIS

Use of proceeds	We intend to use the net proceeds from the sale of common stock offered by this prospectus for general corporate purposes, which may include, but are not limited to, working capital and capital expenditures. See “Use of Proceeds.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors.”

(1)	The number of shares of common stock to be outstanding after this offering is based on 78,613,343 shares outstanding as of March 31, 2018 and excludes, as of that date, the following:

•	4,972,720 shares of our common stock issuable upon exercise of outstanding options, of which approximately 2,769,407 were exercisable at a weighted average exercise price of $3.32 per share, under our 2013 Incentive Plan, as amended, or the Incentive Plan, and our Independent Director Stock Option Plan;

•	185,000 shares of our common stock underlying unvested stock awards;

•	1,973,000 shares of our common stock issuable upon exercise of outstanding warrants, all of which were exercisable at a weighted average exercise price of $2.47 per share; and

•	2,227,672 shares of our common stock reserved for issuance pursuant to the Incentive Plan.

Unless otherwise indicated, this prospectus assumes no exercise by the underwriters of their over-allotment option.

NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is subject to the safe harbor created by that section. Such statements may include, but are not limited to, projections of revenues, income or loss, capital expenditures, plans for product development and cooperative arrangements, future operations, financing needs or plans, as well as assumptions relating to the foregoing. The words “anticipate,” “believe,” “estimate,” “expect,” “goal,” “may,” “plan,” “project,” “will” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made.

These forward-looking statements are not guarantees of future performance. Factors that could cause actual results to differ materially from those projected in our forward-looking statements include the following: our ability to raise additional capital when needed; market acceptance of our technologies and products, and for products incorporating our technologies; the failure of our commercial partners to perform as expected under our agreements; our ability to identify parties interested in paying any amounts or amounts we deem desirable for the purchase or license of intellectual property assets; our or our customers’ failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other factors set forth in the section entitled “Risk Factors” below, and in the documents incorporated by reference into this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in or incorporated into this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, and all other information included or incorporated by reference in this prospectus, before you decide whether to purchase our securities. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Common Stock and this Offering

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow, and could cause the price of our common stock to decline.

If you purchase the common stock sold in this offering, you will experience immediate and substantial dilution in your investment. You will experience further dilution if we issue additional equity securities in future fundraising transactions.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution with respect to the net tangible book value of the common stock you purchase in this offering. Based on our net tangible book value as of March 31, 2018, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $1.04 per share with respect to the net tangible book value of the common stock. See the section entitled “Dilution” elsewhere in this prospectus for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

If we issue additional common stock, or securities convertible into or exchangeable or exercisable for common stock following the expiration of the lock-up agreement we entered into with the underwriters as described in the section entitled “Underwriting” elsewhere in this prospectus, our stockholders, including investors who purchase shares of common stock in this offering, could experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock.

Future sales of shares by existing stockholders could cause our stock price to decline.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock.

As of March 31, 2018, we had outstanding options to purchase an aggregate of 4,972,720 shares of our common stock, of which approximately 2,769,407 were exercisable at a weighted average exercise price of $3.32 per share, and outstanding warrants to purchase an aggregate of 1,973,000 shares of our common stock, all of which are exercisable at a weighted average exercise price of $2.47 per share. The exercise of such outstanding options and warrants will result in further dilution of your investment. If our existing stockholders sell substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business.

We do not currently intend to pay dividends on our common stock, and any return to investors is expected to come, if at all, only from potential increases in the price of our common stock.

At the present time, we intend to use available funds to finance our operations. Accordingly, while payment of dividends rests within the discretion of our board of directors, no cash dividends on our common shares have been declared or paid by us and we have no intention of paying any such dividends in the foreseeable future. Any return to investors is expected to come, if at all, only from potential increases in the price of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $16.6 million (or approximately $19.1 million if the underwriters’ over-allotment option is exercised in full), in each case after deducting the underwriting discount and estimated offering expenses payable by us.

We anticipate that the net proceeds from the sale of the securities offered under this prospectus will be used for general corporate purposes, which may include, but are not limited to, working capital and capital expenditures. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing instruments or other securities.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering 14,400,000 shares of our common stock. We have granted the underwriters an option to purchase up to 2,160,000 additional shares of our common stock to cover over-allotments, if any.

Our Certificate of Incorporation, as amended, authorizes us to issue 150,000,000 shares of common stock, $0.001 par value per share, and 25,000,000 shares of preferred stock, $0.001 par value per share. As of March 31, 2018, there were 78,613,343 shares of common stock, and no shares of preferred stock, outstanding.

Common Stock. All outstanding common stock is, and any stock issued under this prospectus will be duly authorized, fully paid and nonassessable. Subject to the rights of the holders of our outstanding preferred stock, holders of common stock:

•	are entitled to any dividends validly declared;

•	will share ratably in our net assets in the event of a liquidation; and

•	are entitled to one vote per share.

The common stock has no conversion rights. Holders of common stock have no preemption, subscription, redemption, or call rights related to those shares.

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Preferred Stock. The Board of Directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of MicroVision, which could depress the market price of our common stock. We currently have no shares of preferred stock outstanding.

DILUTION

If you invest in our securities, your interest will be diluted by an amount equal to the difference between the public offering price and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing our net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.

Our net tangible book value at March 31, 2018 was approximately $2.7 million, or approximately $0.03 per share of common stock. After giving effect to the sale of 14,400,000 shares of common stock at the public offering price of $1.25 per share, and after deduction of the discount and estimated offering expenses payable by us, our adjusted net tangible book value at March 31, 2018 would have been approximately $19.3 million, or approximately $0.21 per share. This represents an immediate increase in as-adjusted net tangible book value of $0.17 per share to existing shareholders and an immediate and substantial dilution of $1.04 per share to new investors. The following table illustrates this per share dilution:

Public offering price per share		$1.25
Net tangible book value per share at March 31, 2018	$0.03
Increase in net tangible book value per share attributable to this offering	$0.17

As-adjusted net tangible book value per share as of March 31, 2018, after giving effect to this offering		$0.21

Dilution per share to new investors in this offering		$1.04

The information above assumes that the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, the as-adjusted net tangible book value after this offering would be approximately $0.23 per share, representing an increase in net tangible book value of approximately $0.19 per share to existing shareholders and immediate dilution in net tangible book value of approximately $1.02 per share to new investors purchasing our common stock in this offering at the public offering price.

The table and discussion above are based on 78,613,343 shares of our common stock outstanding as of March 31, 2018 and excludes, as of that date, the following:

•	4,972,720 shares of our common stock issuable upon exercise of outstanding options, of which approximately 2,769,407 were exercisable at a weighted average exercise price of $3.32 per share, under our 2013 Incentive Plan, as amended, or the Incentive Plan, and our Independent Director Stock Option Plan;

•	185,000 shares of our common stock underlying unvested stock awards;

•	1,973,000 shares of our common stock issuable upon exercise of outstanding warrants, all of which were exercisable at a weighted average exercise price of $2.47 per share; and

•	2,227,672 shares of our common stock reserved for issuance pursuant to the Incentive Plan.

To the extent that any of the outstanding warrants or options are exercised, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity securities, the issuance of these securities could result in further dilution to our stockholders.

UNDERWRITING

We have entered into an underwriting agreement with Ladenburg Thalmann & Co. Inc, acting as the representative of the several underwriters named below, with respect to the shares of common stock subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the number of shares of common stock provided below opposite their respective names. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

Underwriters	Number of Shares
Ladenburg Thalmann & Co. Inc.	10,800,000
H.C. Wainwright & Co., LLC	1,800,000
Northland Securities, Inc.	1,800,000

The underwriters have advised us that they propose to offer the shares of common stock to the public at a price of $1.25 per share. The underwriters propose to offer the shares of common stock to certain dealers at the same price less a concession of not more than $0.046875 per share. After the offering, these figures may be changed by the representative.

The shares sold in this offering are expected to be ready for delivery against payment in immediately available funds on or about June 14, 2018, subject to customary closing conditions. The underwriters may reject all or part of any order.

We have granted to the underwriters an option to purchase up to an additional 2,160,000 shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth on the cover page of this prospectus. The underwriters may exercise this option, in whole or in part, any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. If the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

Commissions and Discounts

The table below summarizes the underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. In addition to the underwriting discount, we have agreed to pay up to $100,000 of the fees and expenses of the underwriters, which may include the fees and expenses of counsel to the underwriters. The fees and expenses of the underwriters that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below. The underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority, Inc., or FINRA, to be underwriting compensation under its rules. The underwriting discount and other items of compensation the underwriters will receive were determined through arms’ length negotiations between us and the representative.

	Per Share	Total with no Over- Allotment	Total with Full Exercise of Over- Allotment
Underwriting discount	$.078125	$1,125,000	$1,293,750

We also have agreed to pay Craig-Hallum Capital Group LLC (the “Advisor”) a financial advisory fee in the amount of $100,000 in connection with the offering. The Advisor is not engaged in, nor affiliated with any entity that is engaged in, the solicitation or distribution of this offering.

We estimate that the total expenses of this offering, excluding the underwriting discount, will be $325,000. This includes $100,000 of fees and expenses of the underwriters. These expenses are payable by us.

Indemnification

We also have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

No Sales of Similar Securities

We and each of our directors and officers have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of the underwriters for a period of 90 days after the date of this prospectus. These lock-up agreements provide certain exceptions and their restrictions may be waived at any time by the representative.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriters may create a short position in our common stock for their own accounts by selling more shares of common stock than we have sold to the underwriters. The underwriters may close out any short position by purchasing shares in the open market.

In addition, the underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our common stock on the Nasdaq Global Market. Passive market making consists of displaying bids on the Nasdaq Global Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

The underwriters or syndicate members may facilitate the marketing of this offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisors. Such websites and the information contained on such websites, or connected to such sites, are not incorporated into and are not a part of this prospectus.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters have in the past, and may in the future, engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters have in the past, and may in the future, receive customary fees and commissions for these transactions. Ladenburg Thalmann & Co. Inc. previously acted as the sole underwriter for our August 2017 public offering of common stock and, in connection therewith, received total compensation of $808,538, including the reimbursement of certain of its fees and expenses.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that it acquires, long and/or short positions in such securities and instruments.

Selling Restrictions

Canada. The offering of the common stock in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where the common stock may be offered and sold, and therein may only be made with investors that are purchasing as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 - Prospectus Exemptions, and as a “permitted client” as such term is defined in National Instrument 31-103 - Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any offer and sale of the common stock in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein the common stock is offered and/or sold or, alternatively, by a dealer that qualifies under and is relying upon an exemption from the registration requirements therein.

Any resale of the common stock by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which may require resales to be made in accordance with prospectus and registration requirements, statutory exemptions from the prospectus and registration requirements or under a discretionary exemption from the prospectus and registration requirements granted by the applicable Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the common stock outside of Canada.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive each, a Relevant Member State, no offer to the public of any of our shares of common stock will be made, other than under the following exemptions:

•	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock will result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or any supplementary prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer so as to enable an investor to decide to purchase or subscribe for any shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom. This document is not an approved prospectus for the purposes of section 85 of the UK Financial Services and Markets Act 2000, as amended, or FSMA, and a copy of it has not been, and will not be, delivered to or approved by the UK Listing Authority or approved by any other authority which could be a competent authority for the purposes of the Prospectus Directive.

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are “qualified investors” within the meaning of section 86(7) of FSMA that are also (i) investment professionals falling within Article 19(5) of the UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) high net worth companies, unincorporated associations or partnerships and the trustees of high value trusts falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

Any person in the United Kingdom that is not a relevant person should not act or rely on these documents or any of their contents. Any investment, investment activity or controlled activity to which this document relates is available in the United Kingdom only to relevant persons and will be engaged in only with such persons. Accordingly, this document has not been approved by an authorized person, as would otherwise be required by Section 21 of FSMA. Any purchaser of shares of common stock resident in the United Kingdom will be deemed to have represented to us and the underwriters, and acknowledge that each of us and the underwriters are relying on such representation, that it, or the ultimate purchaser for which it is acting as agent, is a relevant person.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon by Ropes & Gray LLP, Boston, Massachusetts. Lowenstein Sandler LLP, New York, New York, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of our internal control over financial reporting as of December 31, 2017, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern emphasis) given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits to the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement (including this prospectus), the exhibits to the registration statement and the documents incorporated by reference in this prospectus. Statements contained in this prospectus about the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other documents filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov and through the “Investors” section of our website at http://www.Microvision.com. The information found on our website is not part of this prospectus and investors should not rely on any such information in deciding whether to invest.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC; provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 (including exhibits furnished under Item 9.01 in connection with information furnished under Item 2.02 or Item 7.01) of any current report on Form 8-K:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 23, 2018.

•	Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2018 filed with the SEC on May 10, 2018.

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2018.

•	Our Current Reports on Form 8-K filed with the SEC on May 16, 2018 and June 7, 2018.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any amendment or supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We also specifically incorporate by reference any documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this registration statement and prior to the effectiveness of this registration statement.

We will provide to each person, including any beneficial owners, to whom a prospectus is delivered, upon written or oral request of any such person, a copy of the reports and documents that have been incorporated by reference into this prospectus, at no cost. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

MicroVision, Inc.

6244 185th Avenue NE, Suite 100

Redmond, Washington 98052

Attention: Investor Relations

(425) 936-6847

Copies of these filings are also available through the “Investors” section of our website at http://www.Microvision.com. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

14,400,000 Shares

Common Stock

Sole Book-Running Manager

Ladenburg Thalmann

Co-Managers

H.C. Wainwright & Co.	Northland Capital Markets

June 12, 2018